CALCULATION OF REGISTRATION FEE

(AS REVISED)

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share	37,209,303	(3)	(3)	(3)

(1)	Represents the maximum number of shares of common stock that we expect could be issuable upon exchange of the 2.50% Exchangeable Senior Debentures due 2029 of Host Hotels & Resorts, L.P. (the “2009 debentures”) at an assumed exchange rate of 93.0233 shares of Host Hotels & Resort, Inc.’s common stock per $1,000 principal amount of 2009 debentures. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional number of shares of common stock as may be issued from time to time as a result of stock splits, stock dividends or similar transactions.
(2)	Payment of the registration fee at the time of filing of the registrant’s registration statement on Form S-3, filed with the Securities and Exchange Commission (“SEC”) on April 22, 2013 (File No. 333-188059), was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act and the “Calculation of Registration Fee” was subsequently included as part of the prospectus supplement applicable to the 2009 debentures filed with the SEC on April 22, 2013 (the “Prior Prospectus Supplement”). This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Prior Prospectus Supplement.
(3)	Pursuant to Rule 415(a)(6) under the Securities Act, registration fees for the securities registered pursuant this prospectus supplement and the Prior Prospectus Supplement were covered by the fees in the amount of $43,695.29 that were paid in connection with the filing of the registrant’s prior registration statement on Form S-3 (Registration No. 333-166381) filed on April 29, 2010. In connection with the filing of the Prior Prospectus Supplement, Host Hotels & Resorts, Inc. made an overpayment of the filing fee in the amount of $44,514.71. Pursuant to Rule 457(p) of the Securities Act, Host Hotels & Resorts, Inc. intends to apply the overpayment to future offerings.

Filed Pursuant to Rule 424(b)(7)

Registration No. 333-188059

Prospectus Supplement

(To Prospectus dated April 22, 2013)

Host Hotels & Resorts, Inc.

90,597 Shares of Common Stock

Our operating partnership, Host Hotels & Resorts, L.P. (“Host L.P.”), of which we are the sole general partner and in which we own approximately 99% of the partnership interests, issued and sold $400,000,000 aggregate principal amount of its 2.50% Exchangeable Senior Debentures due 2029 (the “2009 debentures”) in a private transaction on December 22, 2009. In 2015, we exchanged the 2009 debentures (other than for those holders of the 2009 debentures who elected not to exchange) for 32,004,171 shares of our common stock. The recipients of such common stock, whom we refer to as the selling stockholders, may use this prospectus supplement, together with the underlying prospectus, to resell from time to time the shares of our common stock that we issued to them upon the exchange of the 2009 debentures. As of the date of this prospectus supplement, 90,597 of the shares of common stock issued upon the exchange of the 2009 debentures have not been resold. Additional selling stockholders may be named by future prospectus supplements.

The registration of the shares of our common stock covered by this prospectus supplement and the accompanying prospectus does not necessarily mean that shares of our common stock issued in exchange for the 2009 debentures will be sold by the selling stockholders.

We did not receive any proceeds from the issuance of shares of our common stock to the selling stockholders upon exchange of 2009 debentures and we will not receive any proceeds from any sale of such shares by the selling stockholders, but we have agreed to pay certain registration expenses relating to such shares of our common stock. The selling stockholders from time to time may offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in the prospectus supplement dated April 22, 2013. See “Plan of Distribution.”

To assist us in complying with federal income tax requirements applicable to real estate investment trusts, among other purposes, our charter contains certain restrictions relating to the transfer and ownership of our common stock, including an ownership limit of 9.8% of our common stock. See “Description of Capital Stock—Restrictions on Transfer and Ownership” beginning on page 7 of the prospectus dated April 22, 2013.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the related prospectus and prospectus supplement, each dated April 22, 2013.

Our common stock is traded on the New York Stock Exchange under the symbol “HST”. On April 14, 2016, the last reported sale price of our common stock was $16.09 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-2 of the prospectus supplement dated April 22, 2013.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 15, 2016.

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SELLING STOCKHOLDERS

The 2009 debentures were originally issued by Host L.P., our operating partnership, and sold by the initial purchasers of the 2009 debentures in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, (the “Securities Act”) to persons reasonably believed by the initial purchasers to be qualified institutional buyers as defined by Rule 144A under the Securities Act. In 2015, we exchanged the 2009 debentures (other than for those holders of the 2009 debentures who elected not to exchange) for 32,004,171 shares of our common stock. The recipients of such common stock, whom we refer to as the selling stockholders, may use this prospectus supplement, together with the underlying prospectus, to resell from time to time the shares of our common stock that we issued to them upon the exchange of the 2009 debentures. As of the date of this prospectus supplement, 90,597 of the shares of common stock issued upon the exchange of the 2009 debentures have not been resold. Information about the selling stockholders is set forth in this prospectus supplement, and information about additional selling stockholders may be set forth in subsequent prospectus supplements, in a post-effective amendment to the registration statement of which the prospectus accompanying this prospectus supplement is a part, or in filings we make with the SEC under the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this prospectus.

The following table sets forth information, as of the date of this prospectus supplement, with respect to the selling stockholders and the maximum number of shares of our common stock that are beneficially owned by each selling stockholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling stockholders. The percent of shares of common stock beneficially owned following the exchange is based on shares of common stock outstanding as of March 31, 2016.

Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned. Because the selling stockholders may offer, pursuant to this prospectus supplement, all or some portion of the common stock listed below, no estimate can be given as to the amount of common stock that will be held by the selling stockholder upon consummation of any sales. In addition, the selling stockholders listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from registration requirements of the Securities Act, some or all of their common stock since the date as of which such information was provided to us.

Unless otherwise set forth below, no selling stockholder has had any material relationship with us or any of our affiliates within the past three years, other than as a stockholder.

Information about the selling stockholders may change over time. Any changed information given to us by the selling stockholders will be set forth in subsequent prospectus supplements if, and when, necessary.

	Shares Beneficially Owned Before the Offering		Number of Shares Being Offered for Resale (2)
Name	Number	Percent (1)
Washington National Insurance Company (3)	80,305	*	80,305
Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Opportunistic Fixed Income Allocation Portfolio (4)	4,053	*	4,053
Wespath Funds Trust (4)	6,239	*	6,239

Total	90,597	*	90,597

*	Denotes less than 1%.
(1)	Calculated based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended.
(2)	Assumes the applicable selling stockholder sells all of the shares of common stock being offered by this prospectus supplement and the accompanying prospectus.
(3)	Eric R. Johnson, Executive Vice President of Investments for Washington National Insurance Company, has voting and dispositive power over the securities held by this selling security holder.
(4)	Wellington Management Company LLP is the investment adviser to (i) Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Opportunistic Fixed Income Allocation Portfolio and (ii) Wespath Funds Trust. Wellington Management Company LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and is an indirect subsidiary of Wellington Management Group LLP. Wellington Management Company LLP and Wellington Management Group LLP may each be deemed to share beneficial ownership of the securities held by this selling security holder, all of which are held of record by the selling security holder named in the table or a nominee on its behalf.

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